As filed with the Securities and Exchange Commission on May 10, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLEMAN CABLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4410887
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1530 Shields Drive, Waukegan, Illinois	60085
(Address of Principal Executive Offices)	(Zip Code)

Coleman Cable, Inc. 401(K) Plan

(Full title of the plan)

Alan C. Bergschneider Chief Financial Officer 1530 Shields Drive Waukegan, Illinois 60085 (847) 672-2300	with a copy to: James J. Junewicz Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5257
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐  Yes    ☒  No

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001	500,000 shares	$14.915	$7,457,500.00	$1,017.21

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional shares of common stock which become available or issuable under the Coleman Cable, Inc. 401(K) Plan (the “Plan”), by reason of any stock split and reverse stock split, stock dividend, recapitalization, merger, consolidation or reorganization or similar transactions which results in an increase in the number of the Registrant’s outstanding shares of common stock or shares offered or sold pursuant to the Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also cover an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Estimated solely for the purpose of determining the registration fee. Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, based on the average of the high and low prices on May 3, 2013, as reported by the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have previously been filed by Coleman Cable, Inc., a Delaware corporation, (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference in this Registration Statement as of their respective dates:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 001-33337), filed with the Commission on March 8, 2013;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013 (File No. 001-33337), filed with the Commission on May 10, 2013;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on March 5, 2013, April 1, 2013, May 2, 2013 and May 7, 2013 (File No. 001-33337), other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference; and

(d) The description of the Registrant’s Common Stock set forth under the heading “Description of Capital Stock” on page 106 of the Registrant’s prospectus filed on September 14, 2007, which relates to the Registrant’s Post-Effective Amendment No. 2 to Form S-1 filed on September 7, 2007, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant and by the Coleman Cable, Inc. 401(k) Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents (other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference).

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:

•	for any breach of the director’s duty of loyalty to the Company or the Company’s shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful stock repurchases, redemptions or dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate the Company’s rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

The Company’s certificate of incorporation and bylaws also provide that it must indemnify its directors and officers to the fullest extent permitted by Delaware law and also provide that the Company must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. The Company may also indemnify employees and others and advance expenses to them in connection with legal proceedings.

The Company has entered into separate indemnification agreements with its directors and officers that provide them with indemnification rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage.

The indemnification agreements require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from acts or omissions (i) regarding enforcement of the indemnification agreement, if not taken in good faith, (ii) relating to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, (iii) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the officer or director, not by way of defense, counterclaim or cross claim or (iv) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that the officers or directors shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that the officer or director is prohibited from receiving indemnification. Furthermore, the Company is not responsible for indemnifying the officers and directors if an independent reviewing party (a party not involved in the pending claim) determines that a director or officer is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that the director or officer is entitled to indemnification. The Company believes that these indemnification arrangements are important to its ability to attract and retain qualified individuals to serve as directors and officers.

The Company has obtained directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims have based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Coleman Cable, Inc., as filed with the Delaware Secretary of State on October 10, 2006, incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

3.2	Amended and Restated By-Laws of Coleman Cable, Inc., incorporated herein by reference to the Registrant’s Current Report on Form 8-K as filed on May 5, 2008.

5.1*	Internal Revenue Service opinion letter dated March 31, 2008 relating to the prototype plan utilized by the Coleman Cable, Inc. 401(k) Plan.

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

24.1*	Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Registrant (included on signature page of this Registration Statement).

*Filed herewith

ITEM 9.	UNDERTAKINGS

Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois, on this 10th day of May, 2013.

COLEMAN CABLE, INC.

By:	/s/ G. Gary Yetman
G. Gary Yetman, President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Coleman Cable, Inc. hereby severally constitute G. Gary Yetman and Alan C. Bergschneider and each of them singly our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below this Registration Statement on Form S-8 filed herewith and any and all amendments thereto, and generally do all such things in our name and on our behalf in our capacities as officers and directors to enable Coleman Cable, Inc. to comply with the provisions of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them this Registration Statement on Form S-8 and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

Signature	Title	Date

/S/ G. GARY YETMAN G. Gary Yetman	Director, President and Chief Executive Officer	May 10, 2013

/S/ ALAN C. BERGSCHNEIDER Alan C. Bergschneider	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	May 10, 2013

/S/ DAVID BISTRICER David Bistricer	Director	May 10, 2013

/S/ NACHUM STEIN Nachum Stein	Director	May 10, 2013

/S/ SHMUEL D. LEVINSON Shmuel D. Levinson	Director	May 10, 2013

/S/ DENIS SPRINGER Denis Springer	Director	May 10, 2013

/S/ ISAAC NEUBERGER Isaac Neuberger	Director	May 10, 2013

/S/ HARMON SPOLAN Harmon Spolan	Director	May 10, 2013

/S/ DENNIS MARTIN Dennis Martin	Director	May 10, 2013

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois, on this 10th day of May, 2013.

COLEMAN CABLE, INC. 401(K) PLAN

By	/s/ ALAN C. BERGSCHNEIDER
Alan C. Bergschneider, Chair Administrative Committee for the Plan